Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
Stamford, CT: +1 (203) 904 2410	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2023 FIRST-QUARTER RESULTS;
DELIVERED REPORTED DILUTED EPS OF $1.28 AND ADJUSTED DILUTED EPS OF $1.38;
TARGETS 2023 FULL-YEAR REPORTED DILUTED EPS OF $5.88 TO $6.00 AND ADJUSTED DILUTED EPS OF $6.10 TO $6.22, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 7% TO 9%

STAMFORD, CT, April 20, 2023 – Philip Morris International Inc. (NYSE: PM) today announces its 2023 first-quarter results. Growth rates presented in this press release on an organic basis reflect adjusted results, excluding currency, acquisitions and disposals. Further explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to Non-GAAP Measures” section of this release, in Exhibit 99.2 of the Company's Form 8-K dated April 20, 2023, and at www.pmi.com/2023Q1earnings. A glossary of key terms, definitions and explanatory notes is available in the above-mentioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available. The contribution of PMI's operations in Russia and Ukraine are included in the company's reported and adjusted results for all periods.
2023 FIRST-QUARTER HIGHLIGHTS

	First-Quarter
		Change vs. Q1 2022
	Amount	Reported	Adjusted
Total Cig. & HTU Shipment Volume (units bn)	171.1	(1.1)%
HTU Shipment Volume (units bn)	27.4	10.4%
Oral Product Shipment Volume (mn cans) (1)	173.3	+100%
Net Revenues ($ bn)	$8.0	3.5%	3.2%	(2)
Smoke-Free Product Net Revenues ($ bn)	$2.8	14.5%	3.6%	(2)
- % of Total Net Revenues	34.9%	3.4pp
Operating Income ($ bn)	$2.7	(17.2)%	(10.7)%	(2)
- Operating Income Margin	34.1%	(8.5)pp	(5.8)pp	(2)
Diluted Earnings per Share	$1.28	(14.7)%
Adjusted Diluted Earnings per Share	$1.38		(4.4)%	(3)
(1) Excludes snuff, snuff leaf and U.S. chew (2) On an organic basis (3) Excluding currency
•Reported net revenues up by 9.6%, excluding currency
•Pro forma (including Swedish Match in all periods) adjusted net revenue growth of 3.8%, excluding currency
•Combustible tobacco net revenue decline of 1.5%; growth of 3.0% on an organic basis, driven by pricing of 7.4%

•Market share for HTUs in IQOS markets up by 0.9 points to 9.0%
•Adjusted in-market sales volume for HTUs, which excludes the net unfavorable impact of estimated distributor and wholesaler inventory movements, up by 16%
•Total IQOS users at quarter-end estimated at approximately 25.8 million (up by 0.9 million versus December 2022), of which approximately 18.5 million had switched to IQOS and stopped smoking
•ZYN nicotine pouch (NP) shipment volume in the U.S. of 73.2 million cans, representing growth of 46.7% versus first-quarter 2022 Swedish Match shipments of 49.9 million cans
•Declared regular quarterly dividend of $1.27 per share, or an annualized rate of $5.08 per share
"Our business performed strongly in the first quarter, with adjusted diluted EPS of $1.38 exceeding our expectations," said Jacek Olczak, Chief Executive Officer.
"Net revenues increased by 3.5% on a reported basis and by 3.2% organically, reflecting accelerated combustible tobacco pricing and robust underlying heated tobacco unit shipment volume growth before the impact of inventory movements."
"We continue to successfully integrate Swedish Match, which delivered impressive -- and accretive -- results, accelerating our transition to a majority smoke-free company. The outstanding performance of ZYN in the U.S. complemented the positive momentum of IQOS, including the excellent traction of ILUMA across launch markets, and reinforces our position as a truly global smoke-free champion."
"With our encouraging start to the year, we are reaffirming our full-year 2023 forecast for organic net revenue growth of 7% to 8.5% and currency-neutral adjusted diluted EPS growth of 7% to 9%."
2023 FIRST-QUARTER SUMMARY
Adjusted net revenues increased by 3.2% in organic terms, against a very strong prior year quarter that increased by 9% on the same basis. The increase was primarily driven by accelerated combustible tobacco pricing in excess of 7% and heated tobacco unit shipment volume growth of 10.4%, partly offset by a cigarette shipment volume decline of 3.1%.
HTU shipment volume in the quarter was adversely affected by the net estimated impact of both distributor and wholesaler inventory movements. Excluding these movements, HTU adjusted in-market sales volume increased by an estimated 16% in the quarter, reflecting continued strong IQOS momentum.
While excluded from organic financial performance in the quarter, Swedish Match delivered currency-neutral top-line growth of 14.3% compared to its first-quarter 2022 results, led by shipment volume growth for ZYN in the U.S. of 47% (or well over 30% excluding the net favorable impact of estimated inventory movements). On a pro forma basis (including Swedish Match in all periods), PMI's adjusted net revenues increased by 3.8%, excluding currency.
Adjusted operating income margin decreased by 5.8 points on an organic basis, against a steep comparison in the first quarter of 2022. The decline largely reflected anticipated cost headwinds with an outsized impact on the quarter, as outlined during the company's 2022 fourth-quarter and full-year results announcement on February 9, 2023, including: global inflationary pressures on cost of sales primarily impacting the combustible tobacco business (notably related to input costs and energy prices), supply chain inefficiencies mainly due to the transition to ILUMA, general inflationary pressures on operating costs, and the phasing of certain investments and other costs.

Adjusted diluted EPS of $1.38 decreased by 4.4%, excluding currency. This exceeded the company's forecast provided on February 9th, mainly due to strong underlying delivery, excellent Swedish Match performance and favorable phasing of interest costs.

	First-Quarter
	2023	2022	Currency	Var. excl. Currency
Reported Diluted EPS	$ 1.28	$ 1.50	$ (0.13)	(6.0)%
Asset impairment and exit costs	0.06	—
Amortization and impairment of intangibles	0.04	0.02
Termination of distribution arrangement in the Middle East	0.04	—
Charges related to the war in Ukraine	—	0.03
Swedish Match AB acquisition accounting related item	0.01	—
Tax benefit associated with Swedish Match AB financing	(0.05)	—
Fair value adjustment for equity security investments	—	0.03
Adjusted Diluted EPS	$ 1.38	$ 1.58	$ (0.13)	(4.4)%
2023 FULL-YEAR FORECAST

	Full-Year
	2023 Forecast			2022	Growth

Reported Diluted EPS	$5.88	-	$6.00	$ 5.81

Adjustments:
Asset impairment and exit costs	0.06			—
Amortization and impairment of intangibles	0.16			0.15
Termination of distribution arrangement in the Middle East	0.04			—
Charges related to the war in Ukraine	—			0.08
Costs associated with Swedish Match AB offer	—			0.06
Swedish Match AB acquisition accounting related item	0.01			0.06
Tax benefit associated with Swedish Match AB financing	(0.05)			(0.13)
Fair value adj. for equity security investments	—			(0.02)
Tax items	—			(0.03)
Total Adjustments	0.22			0.17

Adjusted Diluted EPS	$6.10	-	$6.22	$ 5.98
Less: Currency	(0.30)
Adjusted Diluted EPS, excluding currency	$6.40	-	$6.52	$ 5.98	7%	-	9%
Reported diluted EPS is forecast to be in a range of $5.88 to $6.00, at prevailing exchange rates, versus reported diluted EPS of $5.81 in 2022. Excluding a total 2023 adjustment of $0.22 per share and an adverse currency impact, at prevailing exchange rates, of $0.30 per share, this forecast represents a projected increase of 7% to 9% versus adjusted diluted EPS of $5.98 in 2022, as outlined in the above table.
The company's forecast for adjusted diluted EPS growth, excluding currency, remains unchanged from its February 9, 2023, forecast. The increase in the adverse currency impact at prevailing exchange rates primarily reflects the weakness of the Japanese yen, as well as the significant depreciation of the Russian ruble and the Egyptian pound, which more than offset positive impacts from the euro and a number of other currencies.
2023 Full-Year Forecast Assumptions
This forecast assumes:
•An estimated total international industry volume decline for cigarettes and HTUs, excluding China and the U.S., of 1% to 2%;
•A total cigarette and HTU shipment volume change for PMI of approximately flat to +1%;
•HTU shipment volume of 125 to 130 billion units, broadly in line with anticipated adjusted in-market sales volume and reflecting an acceleration in growth versus 2022;
•A cigarette shipment volume decline of approximately 2.5% to 3.5%;
•Net revenue growth of approximately 7% to 8.5% on an organic basis;
•An adjusted operating income margin decline of 50 to 150 basis points on an organic basis, primarily reflecting:
•continued global inflationary pressures, primarily impacting cost of sales for the combustible tobacco business (notably related to leaf, acetate tow and energy prices);
•the continued transitory impacts associated with the ILUMA roll-out, including the margin impact of accelerated device replacements and higher initial costs of devices and consumables; and
•incremental investments to drive future growth, including the commercialization of ILUMA and around $150 million with a broadly even split between the U.S. and the Wellness and Healthcare segment;
•partly offset by a positive margin impact from the favorable contribution of growing HTU volume within PMI's product mix at higher unit margins, supporting an overall positive margin contribution from the heat-not-burn business.
•Strong full-year performance for Swedish Match’s existing operations, underpinned by strong shipment volume growth for ZYN in the U.S.;
•Wellness and Healthcare segment net revenues of around $300 million (including smoking cessation products), with an adjusted operating loss of around $150 million, primarily due to investments in research and development;
•No contribution from any potential favorable court ruling related to the legality of a supplemental excise tax surcharge on heated tobacco units in Germany, which went into effect in 2022:
◦PMI currently accounts for the supplemental excise tax surcharge as a reduction in net revenues and a liability in its results and outlook, though the obligation to pay the surcharge is currently suspended and under court review;
◦For forecasted 2023 excise surcharges, a favorable ruling would equate, on a full-year basis, to an estimated one percentage point increase in net revenues and three percentage point increase in adjusted diluted EPS;
◦PMI expects a judgment toward the end of the year;
•Full-year amortization and impairment of acquired intangibles of $0.16 per share, which includes amortization related to the Swedish Match acquisition based on preliminary purchase price allocation that may be subject to change;

•The contribution of the company's operations in Russia and Ukraine for the entire year;
•A full year’s net positive earnings contribution from Swedish Match including related interest expense, with Swedish Match included in PMI's organic performance as of November 11, 2023;
•Incremental net interest costs of around $200 million versus 2022 on PMI borrowings excluding Swedish Match-related financing, notably reflecting higher borrowing costs on refinanced debt;
•An effective tax rate, excluding discrete tax events, of approximately 20.5% to 21.5%;
•Operating cash flow of $10 to $11 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of approximately $1.3 billion, partly reflecting increased investments behind smoke-free product manufacturing capacity, including for ILUMA consumables and Swedish Match's portfolio;
•No share repurchases in 2023;
•Top and bottom-line delivery that is second half-weighted, reflecting certain margin pressures that are skewed to the first-half, timing factors related to shipments and cost savings, and tougher first-half comparisons versus 2022;
•Second-quarter adjusted diluted EPS in a range of $1.42 to $1.47, including an unfavorable currency impact, at prevailing exchange rates, of $0.13 per share, notably reflecting HTU shipment volume of around 30 to 32 billion units and high single-digit organic top-line growth.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Swedish Match AB Redemption of Remaining Shares
As previously disclosed, as of December 31, 2022, Philip Morris Holland Holdings B.V. (“PMHH”), a wholly owned subsidiary of PMI, had acquired 94.81% of the outstanding shares of Swedish Match. On February 17, 2023, PMHH obtained "advanced title" under the Swedish Companies Act to the remaining issued and outstanding shares in Swedish Match, following the exercise of its right to compulsory redemption of all remaining shares.
New Regional Structure
In November 2022, PMI announced a change in the company’s regional structure to four geographical segments (from six), effective January 2023. The company's 2023 first-quarter financial results reflect the new regional structure. Historical financial information for the 2020 to 2022 period based on the new regional structure was provided in a Form 8-K dated March 28, 2023.
Distribution Agreement Termination
Following the termination of a distribution arrangement in the Middle East, PMI recorded a pre-tax charge of $80 million in the first quarter of 2023. The charge was recognized as a reduction of net revenues in the condensed consolidated statement of earnings and has been excluded from PMI's adjusted results.
e-Vapor Products Manufacturing Optimization
In the first quarter of 2023, PMI initiated a project to fully outsource and restructure the manufacturing of e-vapor devices and consumables. As a result, PMI recorded pre-tax asset impairment and exit costs of $109 million.
While staying clearly focused on the heat-not-burn and nicotine pouch categories, which present the largest and most accretive growth opportunities, the company is adjusting its VEEV e-vapor portfolio and approach. PMI intends to focus on commercializing VEEV in select markets, with an emphasis on profitability given the known category challenges.
War in Ukraine
In Ukraine, PMI's main priority remains the safety and security of its more than 1,300 employees and their families in the country. The company continues select retail activities where safety allows, in order to provide product availability and service to adult consumers, and supplies the market from production centers outside Ukraine, as well as through a contract manufacturing arrangement. Production at the company's factory in Kharkiv remains suspended. As of March 31, 2023, PMI's Ukrainian operations had approximately $0.5 billion in total assets, excluding intercompany balances.
PMI is continuously assessing the evolving situation in Russia, including recent regulatory constraints in the market entailing very complex terms and conditions that must be met for any divestment transaction to be granted approval by the authorities; and restrictions resulting from international regulations. As of March 31, 2023, PMI's Russian operations had approximately $2.4 billion in total assets, excluding intercompany balances, of which approximately $0.4 billion consisted of cash and equivalents held mostly in local currency (Russian rubles).
Conference Call
A conference call, hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on April 20, 2023. Access the call at www.pmi.com/2023Q1earnings.
TOTAL MARKET, CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE
Total Market
First-quarter estimated international industry volume (excluding China and the U.S.) for cigarettes and heated tobacco units was essentially stable, reflecting a decline in the South & Southeast Asia, Commonwealth of Independent States, and Middle East & Africa (SSEA, CIS & MEA) Region, partly offset by increases in the Europe Region, the East Asia, Australia & PMI Duty Free (EA, AU & PMI DF) Region and the Americas Region, as described in the Regional sections.
Consolidated Shipment Volume

PMI Cigarette and HTU Shipment Volume	First-Quarter
(million units)	2023	2022	Change
Cigarettes	143,708	148,238	(3.1)%
Heated Tobacco Units	27,396	24,819	10.4%
Total Cigarettes and HTUs	171,104	173,057	(1.1)%

PMI Oral Product Shipment Volume (1)	First-Quarter
(million cans)	2023	2022	Change
Nicotine Pouches	81.3	1.0	+100%
Snus	55.6	2.5	+100%
Moist Snuff	35.2	—	—%
Other	1.3	—	—%
Total Oral Products	173.3	3.5	+100%
(1) Excluding snuff, snuff leaf and U.S. chew
Note: Sum may not foot due to roundings.

PMI's total cigarette and HTU shipment volume decreased by 1.1%, reflecting a 3.1% decline in cigarette shipments (mainly due to the Europe, SSEA, CIS & MEA, and EA, AU & PMI DF Regions), partly offset by a 10.4% increase in HTU shipments (primarily driven by the EA, AU & PMI DF Region). Cigarette shipment volume for Marlboro decreased by 2.4% to 55.9 billion units.
PMI’s total oral product shipment volume increased by +100%, driven by the Swedish Match acquisition. On a pro forma basis (including Swedish Match in all periods), it increased by 9.7%, primarily reflecting growth in nicotine pouches (particularly in the U.S. and Scandinavia), partly offset by a decline for snus (mainly in Scandinavia).
Impact of Inventory Movements
Excluding the net unfavorable impact of estimated distributor inventory movements, PMI’s total in-market sales for cigarettes and HTUs was essentially stable with a decrease of 0.1%, reflecting a decline of 2.1% for cigarettes, partly offset by 11.4% growth for HTUs.
However, in certain markets, in-market sales volumes are not measured at the point of distributor sales to the retail trade, as the data is not available. In such cases, shipments serve as the proxy. As a result, shipment volume fluctuations can impact in-market sales volumes and reported market share, which therefore may not be representative of consumer offtake dynamics.
Given the related volatility observed this quarter, we are also providing select metrics based on estimated in-market sales volume on an adjusted basis, where available, when there is a significant difference between estimated offtake performance and in-market sales data. The volatility is more pronounced for HTUs, given the relatively small volume base compared to cigarettes in certain markets. Adjusted in-market sales volume and market share exclude the net impact of estimated distributor and wholesaler inventory movements.
In the first quarter, adjusted in-market sales volume for HTUs increased by 16%, further demonstrating continued strong growth momentum for IQOS. The divergence between HTU shipment volume and estimated consumer offtake in the quarter primarily reflected the reversal in several European markets of inventory build-ups at the end of the fourth quarter of 2022 to meet the needs of ILUMA launches (as mentioned in the company's 2022 full-year results in February), and to create safety stock to mitigate the risk of production and distribution constraints due to energy shortages. In the first quarter, PMI was able to decrease the level of blade HTU inventories in several markets to reduce the risk of obsolete stock (given the rapid transition to ILUMA), and also adjust safety stock levels as the risk of energy shortages receded.

International Share of Market - Cigarettes and HTUs

	First-Quarter
	2023	2022	Change (pp)

Total International Market Share (1)	27.4%	27.4%	—
Cigarettes	22.9%	23.3%	(0.4)
HTU	4.5%	4.1%	0.4

Cigarette over Cigarette Market Share (2)	24.3%	24.6%	(0.3)
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
CONSOLIDATED FINANCIAL SUMMARY

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)			Variance Fav./(Unfav.)
	2023	2022	Total		Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 8,019	$ 7,746	3.5%		2.1%	273	(474)	581	337	(41)	(130)
Termination of distribution arrangement in the Middle East	(80)	—	—%		—%	(80)	—		—	—	(80)
Adjusted Net Revenues	$ 8,099	$ 7,746	4.6%		3.2%	353	(474)	581	337	(41)	(50)

Net Revenues	$ 8,019	$ 7,746	3.5%		2.1%	273	(474)	581	337	(41)	(130)

Operating Income	$ 2,731	$ 3,298	(17.2)%		(15.2)%	(567)	(259)	193	337	(231)	(607)
Asset Impairment & Exit Costs	(109)	—	—%		—%	(109)	—	—	—	—	(109)
Termination of distribution arrangement in the Middle East	(80)	—	—%		—%	(80)	—	—	—	—	(80)
Amortization and Impairment of Intangibles	(81)	(38)	-(100)%		18.4%	(43)	—	(50)	—	—	7
Charges related to the war in Ukraine	—	(42)	+100%		+100%	42	—	—	—	—	42
Swedish Match AB acquisition accounting related items	(18)	—	—%		—%	(18)	—	(18)	—	—	—
Adjusted Operating Income	$ 3,019	$ 3,378	(10.6)%		(10.7)%	(359)	(259)	261	337	(231)	(467)

Adjusted Operating Income Margin	37.3%	43.6%	(6.3)pp	(5.8)	pp
Adjusted net revenues increased by 3.2% on an organic basis, mainly reflecting a favorable pricing variance, primarily driven by higher combustible tobacco pricing, partly offset by lower HTU (net) pricing. Volume/mix was slightly unfavorable, with lower cigarette volume and unfavorable smoke-free product mix largely offset by higher HTU and device volume, as well as favorable cigarette mix.
Adjusted operating income decreased by 10.7% on an organic basis, mainly reflecting: higher marketing,

administration and research costs (primarily due to inflationary impacts and lower commercial investments in the prior period); unfavorable volume/mix, mainly due to lower cigarette volume and unfavorable HTU mix, partly offset by higher HTU volume; and higher manufacturing costs (primarily due to inflationary impacts and higher logistics costs, partly offset by productivity); partially offset by the favorable pricing variance.
EUROPE REGION
Total Market, PMI Shipment & Market Share Commentaries
The estimated total market for cigarettes and HTUs in the Region increased by 0.6% to 125.4 billion units, reflecting a 13.8% increase for HTUs, partly offset by a 0.7% decline for cigarettes. The increase in the estimated total market was notably driven by Italy (up by 2.7%) and Poland (up by 5.6%), partly offset by France (down by 3.9%) and Germany (down by 1.4%).

Europe Key Data	First-Quarter
			Change
	2023	2022	% / pp
PMI Shipment Volume (million units)
Cigarettes	39,157	40,849	(4.1)%
Heated Tobacco Units	10,099	10,269	(1.7)%
Total Europe	49,256	51,118	(3.6)%

PMI Market Share
Cigarettes	30.2%	32.0%	(1.8)
Heated Tobacco Units	8.9%	8.0%	0.9
Total Europe	39.1%	40.0%	(0.9)

PMI's total cigarette and HTU shipment volume in the Region decreased by 3.6% to 49.3 billion units, mainly due to Germany (down by 11.0%, or by 1.8% excluding the net unfavorable impact of estimated wholesaler inventory movements), Italy (down by 8.7%; or up by 2.2% excluding the net unfavorable impact of estimated distributor inventory movements) and Ukraine (down by 26.7%), partly offset by Poland (up by 15.7%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by approximately 24% in the quarter, reflecting the strong continued growth momentum for IQOS, including in Germany and Italy, with growth of approximately 32% and 21%, respectively.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 0.9 points, despite the adverse impact of estimated wholesaler inventory movements. Excluding such movements, notably in Germany, PMI's adjusted HTU share in the Region increased by 1.7 points. On the same basis, adjusted HTU share for Germany reached 5.3%, an increase of 1.4 points versus the first quarter of 2022 and 0.6 points sequentially versus the fourth quarter. See Appendix 1 for additional detail.

Financial Summary

Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,910	$ 3,224	(9.7)%	(3.6)%	(314)	(197)	—	28	(145)	—

Operating Income	$ 1,175	$ 1,558	(24.6)%	(18.7)%	(383)	(91)	—	28	(180)	(140)
Adjustments (1)	(59)	(52)	(13.5)%	(13.5)%	(7)	—	—	—	—	(7)
Adjusted Operating Income	$ 1,234	$ 1,610	(23.4)%	(17.7)%	(376)	(91)	—	28	(180)	(133)

Adjusted Operating Income Margin	42.4%	49.9%	(7.5)pp	(7.3)pp

(1) See Schedule 7 in Exhibit 99.2 from Form 8-K dated April 20, 2023, for additional detail.
Net revenues decreased by 3.6% on an organic basis, reflecting unfavorable volume/mix, mainly due to lower cigarette and HTU volume (with the latter primarily reflecting the adverse net impact of estimated wholesaler and distributor HTU inventory movements in Germany and Italy, respectively). Pricing variance was slightly favorable, mainly driven by higher combustible tobacco pricing, notably offset by lower HTU (net) pricing (primarily related to Germany, due to the supplemental excise tax surcharge discussed on page 4).
Adjusted operating income decreased by 17.7% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to the same factors as for net revenues; higher marketing, administration and research costs (primarily due to inflationary impacts and lower commercial investments in the prior period); and higher manufacturing costs (primarily due to inflationary impacts and higher logistics costs).
SSEA, CIS & MEA REGION
Total Market, PMI Shipment & Market Share Commentaries
The estimated total market for cigarettes and HTUs in the Region decreased, reflecting a decline for cigarettes, partly offset by an increase for HTUs. The decrease in the estimated total market was mainly due to Indonesia (down by 6.5%), Pakistan (down by 34.0%) and the Philippines (down by 27.5%), partly offset by Bangladesh (up by 19.5%), India (up by 10.7%) and Turkey (up by 9.5%).

PMI Shipment Volume	First-Quarter
(million units)	2023	2022	Change
Cigarettes	76,531	78,246	(2.2)%
Heated Tobacco Units	5,447	5,013	8.7%
Total SSEA, CIS & MEA	81,978	83,259	(1.5)%
PMI's total cigarette and HTU shipment volume in the Region decreased by 1.5% to 82.0 billion units, mainly due to Indonesia (down by 5.8%), Pakistan (down by 43.8%) and the Philippines (down by 31.1%), partly offset by Algeria (up by 72.8%) and Turkey (up by 16.4%).

Financial Summary

Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,477	$ 2,445	1.3%	5.8%	32	(111)	—	233	36	(126)
Adjustment (1)	(80)	—	—%	—%	(80)	—	—	—	—	(80)
Adjusted Net Revenues	$ 2,557	$ 2,445	4.6%	9.1%	112	(111)	—	233	36	(46)

Net Revenues	$ 2,477	$ 2,445	1.3%	5.8%	32	(111)	—	233	36	(126)

Operating Income	$ 712	$ 965	(26.2)%	(21.7)%	(253)	(44)	—	233	(79)	(363)
Adjustments (2)	(119)	(6)	-(100)%	-(100)%	(113)	—	—	—	—	(113)
Adjusted Operating Income	$ 831	$ 971	(14.4)%	(9.9)%	(140)	(44)	—	233	(79)	(250)

Adjusted Operating Income Margin	32.5%	39.7%	(7.2)pp	(6.9)pp

(1) Distribution arrangement termination (Middle East).
(2) See Schedule 7 in Exhibit 99.2 from Form 8-K dated April 20, 2023, for additional detail.
Adjusted net revenues increased by 9.1% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing, with HTU pricing also higher; and favorable volume/mix, primarily driven by favorable cigarette mix and higher smoke-free product volume (HTUs and devices), partly offset by lower cigarette volume; partially offset by lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other."
Adjusted operating income decreased by 9.9% on an organic basis, primarily reflecting: higher marketing, administration and research costs; unfavorable volume/mix, mainly due to lower cigarette volume; higher manufacturing costs (primarily due to inflationary impacts); and the impact of lower fees for certain distribution rights, as noted for net revenues; partly offset by the favorable pricing variance.
EA, AU AND PMI DF REGION
Total Market, PMI Shipment & Market Share Commentaries
The estimated total market for cigarettes and HTUs in the Region, excluding China, increased, reflecting growth for both HTUs and cigarettes. The increase in the estimated total market was mainly driven by Japan (up by 2.7%) and International Duty Free (up by 51.1%).

PMI Shipment Volume	First-Quarter
(million units)	2023	2022	Change
Cigarettes	13,110	14,348	(8.6)%
Heated Tobacco Units	11,748	9,429	24.6%
Total EA, AU & PMI DF	24,858	23,777	4.5%
PMI's total cigarette and HTU shipment volume in the Region increased by 4.5% to 24.9 billion units, mainly due to Japan (up by 3.8%) and International Duty Free (up by 24.6%).

Excluding the net unfavorable impact of estimated distributor inventory movements (notably due to cigarettes in Japan), PMI’s total in-market sales for cigarettes and HTUs increased by 9.0%.
Financial Summary

Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,520	$ 1,587	(4.2)%	6.5%	(67)	(170)	—	14	89	—

Operating Income	$ 623	$ 685	(9.1)%	7.7%	(62)	(115)	—	14	45	(6)
Adjustments (1)	(21)	(1)	-(100)%	-(100)%	(20)	—	—	—	—	(20)
Adjusted Operating Income	$ 644	$ 686	(6.1)%	10.6%	(42)	(115)	—	14	45	14

Adjusted Operating Income Margin	42.4%	43.2%	(0.8)pp	1.7pp

(1) See Schedule 7 in Exhibit 99.2 from Form 8-K dated April 20, 2023, for additional detail.
Net revenues increased by 6.5% on an organic basis, reflecting favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume and unfavorable smoke-free product mix (for HTUs and devices). Pricing variance was slightly favorable, driven by higher cigarette and device pricing largely offset by lower HTU (net) pricing (primarily related to Japan).
Adjusted operating income increased by 10.6% on an organic basis, mainly reflecting favorable volume/mix, primarily driven by the same factors as for net revenues, and lower supply chain costs.
AMERICAS REGION
Total Market, PMI Shipment & Market Share Commentaries
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., increased, primarily reflecting growth for cigarettes. The increase in the estimated total market was mainly driven by Brazil (up by 15.0%), partly offset by Canada (down by 18.1%) and Mexico (down by 6.9%).

PMI Shipment Volume	First-Quarter
(million units)	2023	2022	Change
Cigarettes	14,910	14,795	0.8%
Heated Tobacco Units	102	108	(5.6)%
Total Americas	15,012	14,903	0.7%
PMI's total cigarette and HTU shipment volume in the Region increased by 0.7% to 15.0 billion units, mainly driven by Brazil (up by 19.7%), partly offset by Mexico (down by 9.2%).

Financial Summary

Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 445	$ 424	5.0%	2.8%	21	9	—	37	(21)	(4)

Operating Income	$ 66	$ 121	(45.5)%	(37.2)%	(55)	(10)	—	37	(17)	(65)
Adjustments (1)	(7)	(2)	-(100)%	-(100)%	(5)	—	—	—	—	(5)
Adjusted Operating Income	$ 73	$ 123	(40.7)%	(32.5)%	(50)	(10)	—	37	(17)	(60)

Adjusted Operating Income Margin	16.4%	29.0%	(12.6)pp	(10.0)pp

(1) See Schedule 7 in Exhibit 99.2 from Form 8-K dated April 20, 2023, for additional detail.

Net revenues increased by 2.8% on an organic basis, primarily reflecting a favorable pricing variance, driven by higher combustible tobacco pricing, partly offset by unfavorable volume/mix, mainly due to lower cigarette volume and unfavorable cigarette mix.
Adjusted operating income decreased by 32.5% on an organic basis, mainly reflecting: higher marketing, administration and research costs (including incremental investments in the U.S. in preparation for smoke-free product commercialization); unfavorable volume/mix, mainly due to the same factors as for net revenues; and higher manufacturing costs; partly offset by the favorable pricing variance.
SWEDISH MATCH
PMI Shipment Commentary

Swedish Match Oral Product Shipment Volume (1)	First-Quarter
(million cans)	2023	2022	Change
Nicotine Pouches
U.S.	73.2	—	—%
Scandinavia	6.6	—	—%
Other	1.0	—	—%
Total Nicotine Pouches	80.8	—	—%

Snus
Scandinavia	50.5	—	—%
Other	2.0	—	—%
Total Snus	52.5	—	—%

Moist Snuff	35.2	—	—%

Other	1.3	—	—%

Total Oral Products	169.8	—	—%
(1) Excluding U.S. chew

Volume comparisons versus Swedish Match's first-quarter 2022 results reflect data sourced from company disclosures, available at www.swedishmatch.com/investors.
Swedish Match's total shipment volume for oral products increased by 9.9% versus the company's corresponding shipments of 154.5 million cans in the first quarter of 2022.
Nicotine pouch shipment volume increased by 42.9% compared to first-quarter 2022 Swedish Match nicotine pouch shipment volume of 56.6 million cans, mainly driven by 46.7% growth for ZYN in the U.S. -- an outstanding performance that benefited in part from inventory movements, including in California following the December 2022 flavor ban. In Scandinavia, shipment volume for nicotine pouches grew by 16.0%.
Shipment volume for snus declined by 15.7% compared to first-quarter 2022 Swedish Match snus shipment volume of 62.3 million cans. The decrease was primarily due to Scandinavia, reflecting the impact of excise tax and price increases (including related inventory movements), as well as broader pressures on consumer spending (particularly with respect to Swedish Match's premium snus portfolio).
On the same basis, Swedish Match moist snuff shipment volume increased by 3.0%, driven by higher market share.

Swedish Match Combustible Product Shipment Volume	First-Quarter
(million units)	2023	2022	Change
Cigars	476.8	—	—%
Cigar shipment volume increased by 4.2% compared to first-quarter 2022 Swedish Match cigar shipment volume of 457.4 million units, driven by higher share of market in the natural leaf segment.
Financial Summary

Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 581	$ —	—%	—%	581	—	581	—	—	—

Operating Income	$ 193	$ —	—%	—%	193	—	193	—	—	—
Adjustments (1)	(68)	—	—%	—%	(68)	—	(68)	—	—	—
Adjusted Operating Income	$ 261	$ —	—%	—%	261	—	261	—	—	—

Adjusted Operating Income Margin	44.9%	n/a	—pp	—pp

(1) See Schedule 7 in Exhibit 99.2 from Form 8-K dated April 20, 2023, for additional detail.
PMI recorded net revenues of $581 million in the Swedish Match segment for the quarter, with smoke-free products accounting for over 75% of the segment's total net revenues. Compared to the company's first-quarter 2022 results, net revenues increased by 14.3%, excluding currency, mainly driven by the strong growth of smoke-free products, led by nicotine pouch volume growth in the U.S., as well as higher volume and pricing for cigars.

PMI recorded adjusted operating income of $261 million in the segment, reflecting an adjusted operating margin of 44.9%.
WELLNESS AND HEALTHCARE
The operating results of PMI’s Vectura Fertin Pharma business are reported in the Wellness and Healthcare segment.
Financial Summary

Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 86	$ 66	30.3%	37.9%	20	(5)	—	25	—	—

Operating Income / (Loss)	$ (38)	$ (31)	(22.6)%	(25.8)%	(7)	1	—	25	—	(33)
Adjustments (1)	(14)	(19)	26.3%	26.3%	5	—	—	—	—	5
Adjusted Operating Income / (Loss)	$ (24)	$ (12)	-(100)%	-(100)%	(12)	1	—	25	—	(38)

Adjusted Operating Income / (Loss) Margin	(27.9)%	(18.2)%	(9.7)pp	(9.3)pp

(1) See Schedule 7 in Exhibit 99.2 from Form 8-K dated April 20, 2023, for additional detail.

Net revenues increased by 37.9% on an organic basis, notably driven by the favorable impact of phasing for select inhalation products, coupled with higher net revenues for smoking cessation products.
The adjusted operating loss of $24 million primarily reflected investments in research and development.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested more than USD 10.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In November 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration (FDA) has authorized versions of PMI’s IQOS Platform 1 devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products (MRTPs). As of March 31, 2023, PMI's smoke-free products were available for sale in 78 markets, and PMI estimates that approximately 18.5 million adults around the world had already switched to IQOS and stopped smoking. Smoke-free products accounted for approximately 35% of PMI’s total 2023 first-quarter net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; and business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2022, and the Form 10-Q for the first quarter ended March 31, 2023, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures and Reconciliations to Non-GAAP Measures
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 of PMI's Form 8-K dated April 20, 2023, and at www.pmi.com/2023Q1earnings.
Management reviews net revenues, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended March 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (2)
				Total			Cigarette			HTU			Total			HTU
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	pp Change	2023	2022	pp Change

Total (1) (2)	612.3	612.7	(0.1)	171.1	173.1	(1.1)	143.7	148.2	(3.1)	27.4	24.8	10.4	27.4	27.4	—	4.5	4.1	0.4

Europe
France	7.5	7.8	(3.9)	3.8	3.5	7.1	3.7	3.5	6.9	0.1	0.1	23.6	42.3	45.0	(2.7)	0.8	0.7	0.1
Germany (3)	15.9	16.1	(1.4)	6.0	6.8	(11.0)	5.5	5.9	(5.9)	0.5	0.9	(42.7)	39.8	39.0	0.8	5.3	3.9	1.4
Italy	17.2	16.8	2.7	8.9	9.7	(8.7)	6.9	7.1	(2.9)	2.0	2.6	(24.7)	54.0	54.2	(0.2)	17.4	14.8	2.6
Poland	13.4	12.7	5.6	5.5	4.8	15.7	4.3	3.8	12.8	1.2	1.0	27.0	41.0	37.5	3.5	9.1	7.6	1.5
Spain	9.9	10.1	(2.2)	2.9	3.3	(13.6)	2.7	3.2	(14.8)	0.2	0.2	6.9	29.2	30.3	(1.1)	2.1	1.5	0.6

SSEA, CIS & MEA
Egypt	22.5	23.5	(4.3)	5.8	5.4	7.5	5.6	5.2	7.6	0.2	0.2	2.8	25.6	22.0	3.6	1.2	0.7	0.5
Indonesia	69.1	73.9	(6.5)	19.7	20.9	(5.8)	19.7	20.9	(5.8)	—	—	—	28.5	28.3	0.2	—	—	—
Philippines	11.1	15.3	(27.5)	6.7	9.7	(31.1)	6.6	9.6	(31.4)	0.1	—	—	59.8	62.9	(3.1)	0.5	0.3	0.2
Russia	44.8	45.7	(1.9)	14.7	14.1	4.1	10.9	10.8	1.6	3.8	3.4	12.1	31.2	30.5	0.7	8.3	8.7	(0.4)
Turkey	26.1	23.9	9.5	12.8	11.0	16.4	12.8	11.0	16.4	—	—	—	49.0	46.3	2.7	—	—	—

EA, AU & PMI DF
Australia	1.9	2.2	(14.5)	0.7	0.8	(9.8)	0.7	0.8	(9.8)	—	—	—	35.8	33.9	1.9	—	—	—
Japan (2)	35.3	34.4	2.7	14.8	14.2	3.8	4.7	6.1	(23.6)	10.1	8.1	24.6	39.5	37.2	2.3	26.3	22.9	3.4
South Korea	16.9	16.8	0.3	3.3	3.3	0.2	2.1	2.2	(3.1)	1.2	1.1	7.0	19.6	19.6	—	6.8	6.5	0.3

Americas
Argentina	7.7	7.6	1.2	4.9	4.9	(0.8)	4.9	4.9	(0.8)	—	—	—	63.0	64.3	(1.3)	—	—	—
Mexico	6.0	6.5	(6.9)	3.7	4.1	(9.2)	3.7	4.0	(9.4)	—	—	—	61.1	62.7	(1.6)	0.5	0.4	0.1

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted in-market sales volume share (see Impact of Inventory Movements section on page 7 for more information). Historical HTU adjusted in-market sales volume share: Q2, 2022 (3.9%); Q3, 2022 (3.7%), Q4, 2022 (4.7%). Historical total adjusted in-market sales volume share: Q2, 2022 (38.7%); Q3, 2022 (38.3%), Q4, 2022 (39.7%).